Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 21, 2006 accompanying the consolidated financial statements of Cape Savings Bank and Subsidiaries as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in the Registration Statement and Prospectus on Form S-1 of Cape Bancorp, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

September 19, 2007